EXHIBIT 12

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
                                        BOISE CASCADE CORPORATION AND SUBSIDIARIES
                                             Ratio of Earnings to Fixed Charges

                                                 Year Ended December 31
                                 __________________________________________________________
                                    1998        1997        1996        1995         1994
                                 _________   _________   _________   _________    _________
                                          (dollar amounts expressed in thousands)
Interest costs                   $ 174,541   $ 153,691   $ 146,234   $ 154,469    $ 169,170
Interest capitalized
  during the period                  1,341      10,575      17,778       3,549        1,630
Interest factor related to
  noncapitalized leases(1)          11,308      11,931      12,982       8,600        9,161
                                 _________   _________   _________   _________    _________
  Total fixed charges            $ 187,190   $ 176,197   $ 176,994   $ 166,618    $ 179,961

Income (loss) before
  income taxes, minority
  interest, and cumulative
  effect of accounting change    $ (21,278)  $ (28,930)  $  31,340   $ 589,410    $ (64,750)
Undistributed (earnings)
  losses of less than 50%
  owned persons, net of
  distributions received             3,791       5,180      (1,290)    (36,861)      (1,110)
Total fixed charges                187,190     176,197     176,994     166,618      179,961
Less: Interest capitalized          (1,341)    (10,575)    (17,778)     (3,549)      (1,630)
      Guarantee of interest
        on ESOP debt               (14,671)    (16,341)    (17,874)    (19,339)     (20,717)
                                 _________   _________   _________   _________     _________
Total earnings before
  fixed charges                  $ 153,691   $ 125,531   $ 171,392   $ 696,279     $  91,754

  Ratio of earnings to
    fixed charges                      -           -           -          4.18           -

Excess of fixed charges over
  earnings before fixed
  charges                        $  33,499   $  50,666   $   5,602   $     -       $  88,207

(1)  Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.
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